Hudson Pacific Properties Reports Third Quarter 2017 Financial Results

464,000 Square Feet of Leases Executed at 46% GAAP and 32% Cash Rent Spreads

Los Angeles, CA, November 2, 2017—Hudson Pacific Properties, Inc. (“the Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the third quarter ended September 30, 2017.

Third Quarter Highlights

•	Net income attributable to common stockholders of $11.1 million, or $0.07 per diluted share, compared to net income of $1.8 million, or $0.02 per diluted share, a year ago;

•	Funds From Operations (FFO), excluding specified items, of $78.9 million, or $0.50 per diluted share, compared to $67.4 million, or $0.46 per diluted share, a year ago;

•
Executed new and renewal leases totaling 464,088 square feet, consisting of 306,136 square feet of new leases and 157,952 square feet of renewal leases with GAAP and cash rent growth of 45.7% and 31.8%, respectively; and

•	Declared and paid a quarterly dividend of $0.25 per share on common stock.

“Hudson Pacific Properties continues to fire on all cylinders in each of its markets,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “We executed more than 464,000 square feet of leases, including several larger deals that resulted in Hill7 and 83 King, two of our Seattle properties, and our redevelopment asset 604 Arizona in Los Angeles being fully leased. Activity in our Silicon Valley portfolio quarter-over-quarter was consistent, and our demand pipeline for those submarkets is elevated, in part due to interest in our Campus Center asset in Milpitas.”

Coleman continued, “Subsequent to the quarter, in addition to completing our inaugural bond offering, we placed our joint venture interest in Pinnacle I and II under contract to sell with closing expected this month. We’re also marketing for sale two Palo Alto assets located outside the Stanford Research Park, Embarcadero Place and 2180 Sand Hill Road, as part of our strategy to re-balance our portfolio in terms of geography and recycle capital into higher-value-add opportunities.”

Financial Results

The Company reported net income attributable to common stockholders of $11.1 million, or $0.07 per diluted share, for the three months ended September 30, 2017, compared to net income attributable to common stockholders of $1.8 million, or $0.02 per diluted share, for the three months ended September 30, 2016.

FFO, excluding specified items, for the three months ended September 30, 2017 totaled $78.9 million, or $0.50 per diluted share, compared to FFO, excluding specified items, of $67.4 million, or $0.46 per diluted share, a year ago. Specified items for the third quarter of 2017 consisted of transaction-related expenses of $0.6 million, or $0.00 per diluted share. Specified items for the third quarter of 2016 consisted of transaction-related expenses of $0.3 million, or $0.00 per diluted share.

FFO, including specified items, for the three months ended September 30, 2017 totaled $78.3 million, or $0.50 per diluted share, compared to $67.1 million, or $0.46 per diluted share, a year ago.

Consolidated Operating Results for the Three Months Ended September 30, 2017

Total revenue during the third quarter increased 15.5% to $190.0 million from $164.6 million for the same quarter a year ago. Total operating expenses increased 9.2% to $153.9 million from $140.8 million for the same quarter a year ago. As a result, income from operations increased 52.3% to $36.2 million from $23.7 million for the same quarter a year ago. The primary reasons for the changes in total revenue and operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the third quarter increased 12.8% to $22.5 million from $19.9 million for the same quarter a year ago. The Company had $2.7 billion of notes payable, excluding net deferred financing costs and including notes associated with real estate held for sale, at September 30, 2017 and $2.4 billion of notes payable, excluding net deferred financing costs at September 30, 2016.

The Company had $0.0 million of unrealized loss on the ineffective portion of derivatives during the third quarter of 2017, compared to $0.9 million of unrealized gain on the ineffective portion of derivatives during the third quarter of 2016.

The Company also had $0.6 million of transaction-related expenses associated with pursuing potential investments during the third quarter of 2017 compared to $0.3 million of transaction-related expenses associated with the acquisition of 11601 Wilshire completed during the third quarter of 2016.

Segment Operating Results for the Three Months Ended September 30, 2017

Office Properties

Total revenue at the Company’s office properties increased 13.2% to $172.2 million from $152.1 million for the same quarter a year ago. The increase was primarily the result of a $15.2 million increase in rental revenue to $139.2 million, a $2.3 million increase in tenant recoveries to $25.0 million, and a $2.5 million increase in parking and other revenue to $8.0 million. The increase in rental revenue largely resulted from Netflix’s lease commencement at ICON, rental revenue associated with the acquisitions of Hill7 (purchased in October 2016) and Page Mill Hill (purchased in December 2016), and higher rents and occupancy throughout the Company’s in-service portfolio. The increase was partially offset by the dispositions of 12655 Jefferson (sold in November 2016) and 222 Kearny (sold in February 2017). The increase in tenant recoveries is largely due to the aforementioned acquisitions and the Netflix lease commencement. The increase in parking and other revenue also primarily resulted from the aforementioned acquisitions and the Netflix lease commencement, as well as Cisco and NerdWallet lease termination fees.

Office property operating expenses increased 9.5% to $59.1 million from $54.0 million for the same quarter a year ago. The increase primarily resulted from the aforementioned acquisitions and higher occupancy throughout the Company’s in-service portfolio, partially offset by the sales of 12655 Jefferson and 222 Kearny.

Net operating income with respect to the Company’s 32 same-store office properties for the third quarter increased 6.2% on a GAAP basis and 12.3% on a cash basis.

At September 30, 2017, the Company’s stabilized and in-service office portfolio was 95.9% and 91.5% leased, respectively. During the quarter, the Company executed 60 new and renewal leases totaling 464,088 square feet.

Media & Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 42.9% to $17.8 million from $12.5 million for the same quarter a year ago, largely due to a $3.9 million increase in rental revenue to $11.0 million and a $1.6 million increase in other property-related revenue to $6.6 million. The increase in rental and other property-related revenue largely resulted from the acquisition of Sunset Las Palmas Studios (purchased in May 2017), as well as from higher occupancy and production activity at the Company’s same-store media and entertainment properties. Total media and entertainment operating expenses increased 62.9% to $10.6 million from $6.5 million for the same quarter a year ago, largely due to the Sunset Las Palmas acquisition.

As of September 30, 2017, the trailing 12-month occupancy for the Company’s same-store media and entertainment portfolio increased to 90.6% from 87.4% for the period ended September 30, 2016.

Balance Sheet

At September 30, 2017, the Company had total assets of $6.9 billion, including unrestricted cash and cash equivalents of $87.7 million. At September 30, 2017, the Company had $150.0 million of undrawn total capacity under its unsecured revolving credit facility.

Major Leasing

Executed Significant Leases Throughout Portfolio

WeWork signed a lease for the remaining two floors totaling 54,336 square feet at Hill7 in Seattle through January 2030. Hill7 is now fully leased.
Internet job posting service ZipRecruiter signed a 44,260-square-foot lease for all of 604 Arizona in Santa Monica through June 2025.
Snap signed a 33,291-square-foot lease at 875 Howard in San Francisco through November 2024. 875 Howard is now fully leased.
Tata America International, a global trading and distribution company, renewed its lease for 29,407 square feet at Techmart in Santa Clara, with 10,268 square feet expiring in February 2022 and 19,139 square feet expiring in March 2024.
Mobile travel app HotelTonight renewed its lease for 17,521 square feet through December 2025 at 901 Market in San Francisco, and signed a lease for an additional 8,091 square feet. New square footage is coterminous with its original lease.
Lyft signed a 19,616-square-foot lease at 83 King in Seattle through July 2025. 83 King is now fully leased.

Dispositions

Entered Into Agreement to Sell Pinnacle I & II
The Company has entered into a contract to sell its 65% joint venture interest in the Pinnacle I and II ownership entity to certain affiliates of Blackstone Group L.P. based on a $350.0 million combined sale price before credits, prorations and closing costs, including the assumption of $216.0 million of project-level financing. The disposition is expected to close by mid-November. The sale is subject to approval of loan assumptions, and will result in net proceeds to the Company of approximately $85.0 million after credits, prorations and closing costs and approximately $216.0 million of consolidated debt relief. The Company expects to use net proceeds from this sale first to repay amounts, if any, outstanding under its unsecured revolving credit facility, then to repay amounts under its 5-year term loan due November 2020.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.25 per share for the third quarter of 2017, equivalent to an annual rate of $1.00 per share. The dividends were paid on September 29, 2017 to stockholders of record on September 19, 2017.

Activities Subsequent to September 30, 2017

Completed Inaugural Bond Offering

The Company completed the public offering of $400.0 million aggregate principal amount of 3.950% senior notes due November 2027. The notes were issued at 99.815% of par value generating net proceeds, after deducting underwriting discounts and before other transaction costs, of approximately $396.7 million. The offering closed on October 2, 2017. A portion of the net proceeds from the offering were used to repay $150.0 million of the 5-year term loan due April 2020 with the remainder of the net proceeds, together with cash on hand, used to fully repay the $250.0 million balance outstanding under the Company’s unsecured revolving credit facility.

2017 Outlook

Guidance Narrowed

The Company is narrowing its full-year 2017 FFO guidance to a range of $1.93 to $1.99 per diluted share, excluding specified items, compared to the prior full-year 2017 FFO guidance range of $1.92 to $2.00 per diluted share, excluding specified items, maintaining the previous mid-point of $1.96 per diluted share. Specified items for purposes of this revised full-year 2017 FFO guidance consist of the write-off of approximately $0.9 million of original issuance costs (i.e. deferred financing costs) associated with the repayment of $150.0 million of the Company’s 5-year term loan due April 2020, and the write-off of approximately $0.3 million of original issuance costs associated with the anticipated repayment of $85.0 million of the Company’s 5-year term loan due November 2020 upon the sale of the Company’s interest in Pinnacle I and II. The full-year 2017 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters. There can be no assurance that the actual results will not differ materially from this estimate.

Below are some of the assumptions the Company used in providing this guidance (dollars in thousands):

Metric	Low	High
Growth in Same-Store office property cash NOI(1)(2)(3)	9.0%	10.0%
Growth in Same-Store Media & Entertainment property cash NOI(1)(2)	8.5%	9.5%
GAAP non-cash revenue (straight-line rent and above/below-market rents)(4)	$48,000	$58,000
GAAP non-cash expense (above/below-market ground rent)	$(3,200)	$(3,200)
General and administrative expenses(5)	$(52,000)	$(57,000)
Interest expense, net(6)	$(88,000)	$(91,000)
FFO attributable to non-controlling interests	$(22,800)	$(26,600)
Weighted average common stock/units outstanding—diluted(7)	155,000,000	156,000,000

(1)
Same-store is defined as the 31 office properties (assuming the anticipated sale of the Company’s interest in Pinnacle I and II) or two media and entertainment properties, as applicable, owned and included in the Company’s stabilized portfolio as of January 1, 2016, and anticipated to still be owned and included in the stabilized portfolio through December 31, 2017.

(2)	Please see non-GAAP information below for definition of cash NOI.

(3)
This estimate excludes the $10.4 million early lease termination fee paid by Cisco and the impact of the lease with Weil, Gotshal & Manges LLP at Towers at Shore Center in both periods. Effective September 1, 2016, the rent and square footage with Weil, Gotshal & Manges LLP was reduced under a lease amendment entered into on December 18, 2014, prior to the Company’s acquisition of that property from Blackstone. The Company estimates that same-store office property cash NOI growth, including Cisco’s early lease termination payment and the impact of the Weil, Gotshal & Manges LLP lease in both periods, would range from 10.1% to 11.1%.

(4)	Includes non-cash straight-line rent associated with the media and entertainment properties.

(5)	Includes non-cash compensation expense, which the Company estimates at $15,500 in 2017.

(6)	Includes amortization of deferred financing costs and loan premiums, which the Company estimates at $5,000 in 2017.

(7)
Diluted shares represent ownership in the Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stocks/units outstanding for 2017 includes an estimate for dilution impact of stock grants to the Company’s executives under our 2015, 2016 and 2017 outperformance programs and performance-based awards under the Company’s special one-time retention award grants based on the projected award potential of such programs as of the end of such periods, as calculated in accordance with the Accounting Standards Codification 260 Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under “2017 Outlook” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, including, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2017 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss third quarter 2017 financial results at 11:00 a.m. PT / 2:00 p.m. ET on November 2, 2017. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning November 2, 2017 at 2:00 p.m. PT / 5:00 p.m. ET, through November 9, 2017 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13671919. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, or SEC, on February 21, 2017, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Vice President, Head of Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	September 30, 2017	December 31, 2016
ASSETS
Investment in real estate, at cost	$6,558,898	$6,099,293
Accumulated depreciation and amortization	(504,141)	(387,181)
Investment in real estate, net	6,054,757	5,712,112
Cash and cash equivalents	87,723	83,015
Restricted cash	25,784	25,177
Accounts receivable, net	5,014	6,833
Straight-line rent receivables, net	97,184	82,109
Deferred leasing costs and lease intangible assets, net	257,831	294,209
Prepaid expenses and other assets, net	57,360	79,058
Assets associated with real estate held for sale	321,437	396,485
TOTAL ASSETS	$6,907,090	$6,678,998

LIABILITIES AND EQUITY
Notes payable, net	$2,424,358	$2,473,323
Accounts payable and accrued liabilities	162,938	116,973
Lease intangible liabilities, net	55,335	73,569
Security deposits and prepaid rent	66,499	70,468
Derivative liabilities	819	1,303
Liabilities associated with real estate held for sale	224,032	230,435
TOTAL LIABILITIES	2,933,981	2,966,071
6.25% Series A cumulative redeemable preferred units of the operating partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 155,302,800 shares and 136,492,235 shares outstanding at September 30, 2017 and December 31, 2016, respectively	1,553	1,364
Additional paid-in capital	3,619,940	3,109,394
Accumulated other comprehensive income	6,465	9,496
Accumulated income (deficit)	18,911	(16,971)
Total Hudson Pacific Properties, Inc. stockholders’ equity	3,646,869	3,103,283
Non-controlling interest—members in consolidated entities	302,111	304,608
Non-controlling interest—units in the operating partnership	13,952	294,859
TOTAL EQUITY	3,962,932	3,702,750
TOTAL LIABILITIES AND EQUITY	$6,907,090	$6,678,998

Hudson Pacific Properties, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES
Office
Rental	$139,157	$123,919	$406,275	$358,193
Tenant recoveries	24,982	22,657	67,421	64,493
Parking and other	8,035	5,521	22,146	16,103
Total Office revenues	172,174	152,097	495,842	438,789
Media & Entertainment
Rental	11,012	7,102	26,802	19,987
Tenant recoveries	133	243	927	655
Other property-related revenue	6,561	5,005	14,964	12,784
Other	141	136	271	226
Total Media & Entertainment revenues	17,847	12,486	42,964	33,652
TOTAL REVENUES	190,021	164,583	538,806	472,441
OPERATING EXPENSES
Office operating expenses	59,102	53,975	162,524	150,769
Media & Entertainment operating expenses	10,588	6,499	24,842	18,746
General and administrative	13,013	12,955	41,329	38,474
Depreciation and amortization	71,158	67,414	217,340	201,890
TOTAL OPERATING EXPENSES	153,861	140,843	446,035	409,879
INCOME FROM OPERATIONS	36,160	23,740	92,771	62,562
OTHER EXPENSE (INCOME)
Interest expense	22,461	19,910	66,086	54,775
Interest income	(44)	(130)	(90)	(216)
Unrealized loss (gain) on ineffective portion of derivative instruments	37	(879)	82	1,630
Transaction-related expenses	598	315	598	376
Other income	(1,402)	(693)	(2,656)	(716)
TOTAL OTHER EXPENSES	21,650	18,523	64,020	55,849
INCOME BEFORE GAINS ON SALE OF REAL ESTATE	14,510	5,217	28,751	6,713
Gains on sale of real estate	—	—	16,866	8,515
NET INCOME	14,510	5,217	45,617	15,228
Net income attributable to preferred units	(159)	(159)	(477)	(477)
Net income attributable to participating securities	(255)	(196)	(750)	(589)
Net income attributable to non-controlling interest in consolidated entities	(2,991)	(2,525)	(9,002)	(6,866)
Net income attributable to non-controlling interest in units in the operating partnership	(41)	(490)	(256)	(2,357)
Net income attributable to Hudson Pacific Properties, Inc. common stockholders	$11,064	$1,847	$35,132	$4,939
Basic and diluted per share amounts:
Net income attributable to common stockholders—basic	$0.07	$0.02	$0.23	$0.05
Net income attributable to common stockholders—diluted	$0.07	$0.02	$0.23	$0.05
Weighted average shares of common stock outstanding—basic	155,302,800	115,083,622	152,874,952	99,862,583
Weighted average shares of common stock outstanding—diluted	156,093,736	116,262,622	153,648,888	100,979,583
Dividends declared per share	$0.25	$0.20	$0.75	$0.60

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of net income to Funds From Operations (“FFO”)(1):
Net income	$14,510	$5,217	$45,617	$15,228
Adjustments:
Depreciation and amortization of real estate assets	70,555	66,965	215,788	200,525
Gains on sale of real estate	—	—	(16,866)	(8,515)
FFO attributable to non-controlling interests	(6,609)	(4,902)	(18,561)	(13,574)
Net income attributable to preferred units	(159)	(159)	(477)	(477)
FFO to common stockholders and unitholders	78,297	67,121	225,501	193,187
Specified items impacting FFO:
Transaction-related expenses	598	315	598	376
FFO (excluding specified items) to common stockholders and unitholders	$78,895	$67,436	$226,099	$193,563

Weighted average common stock/units outstanding—diluted	156,663	146,793	154,511	146,668
FFO per common stock/unit—diluted	$0.50	$0.46	$1.46	$1.32
FFO (excluding specified items) per common stock/unit—diluted	$0.50	$0.46	$1.46	$1.32
_________________

(1)
We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts. The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. We use FFO per share to calculate annual cost bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Hudson Pacific Properties, Inc.
Net Operating Income
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of net income to Net Operating Income (“NOI”)(1):
Net income	$14,510	$5,217	$45,617	$15,228
Adjustments:
Interest expense	22,461	19,910	66,086	54,775
Interest income	(44)	(130)	(90)	(216)
Unrealized loss (gain) on ineffective portion of derivative instruments	37	(879)	82	1,630
Transaction-related expenses	598	315	598	376
Other income	(1,402)	(693)	(2,656)	(716)
Gains on sales	—	—	(16,866)	(8,515)
Income from operations	36,160	23,740	92,771	62,562
Adjustments:
General and administrative	13,013	12,955	41,329	38,474
Depreciation and amortization	71,158	67,414	217,340	201,890
NOI	$120,331	$104,109	$351,440	$302,926
_________________

(1)
We evaluate performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions. All companies may not calculate NOI in the same manner. We consider NOI to be a useful performance measure to investors and management, because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. We calculate net operating income as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, acquisition-related expenses and other non-operating items. We define NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. We believe that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.